Exhibit 99.1

NEWS RELEASE

Contacts:	Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Signs Binding Sale and Purchase Agreement with Dana Petroleum for Participating Interest in Guinea Oil and Gas Concession

Sugar Land, Texas, December 7, 2009 – Hyperdynamics Corporation (NYSE Amex: HDY) today announced it has signed a binding sale and purchase agreement (S&PA) with Aberdeen-based Dana Petroleum PLC (LSE: DNX) under which Dana has agreed to acquire, through its subsidiary, Dana Petroleum (E&P) Limited, a 23 percent participating interest in Hyperdynamics’ oil and gas concession offshore the Republic of Guinea. This S&PA is broadly similar to the letter of intent signed with Dana on October 19, 2009. The sale is expected to close by January 31, 2010, subject to customary closing conditions and government approvals.

Upon closing of the sale, Dana will pay Hyperdynamics a pro rata portion of accrued expenses associated with the Company’s ongoing 2-D seismic program. Dana will then pay Hyperdynamics $19.6 million upon the conclusion of a review by the government of Guinea and Hyperdynamics of its 2006 Production Sharing Contract pursuant to the terms of a Memorandum of Understanding signed in September and the effectiveness of any resulting revisions or amendments, which review is expected to be completed by March 2010. Of the $19.6 million, Dana will pay $5.0 million in cash and the remaining $14.6 million will be paid in either cash or shares of Dana Petroleum PLC, at Dana’s sole option. Should Dana choose to pay in stock, there would be no restriction on the immediate resale of these shares by Hyperdynamics.

“This is an important step forward in completing the commercial agreements for our alliance in the Guinea project” said Ray Leonard, Hyperdynamics’ President and CEO

On November 30, 2009, Hyperdynamics signed an agreement for exclusive dealing and letter of intent (the “LOI”) with Spanish-based Repsol YPF, S.A. under which the two companies will negotiate the assignment to Repsol of a 37 percent interest in Hyperdynamics’ oil and gas concession offshore the Republic of Guinea. Under the terms of this LOI with Repsol, the two companies will work to sign definitive documents no later than January 31, 2010.  Under a separate letter agreement between Hyperdynamics and Dana, in the event that Hyperdynamics’ present letter of intent with Repsol YPF, S.A., terminates without a successful assignment, Hyperdynamics would have 90 days to secure the participation of an alternative major company with the financial and technical capability to operate in deep water off the coast of West Africa. After that 90 day period, Dana would have the option to negotiate with Hyperdynamics to take up to an additional 27 percent of the concession, with consideration to be separately negotiated, and to be designated operator of the Guinea concession.

Based in Aberdeen, Scotland, Dana has both production and exploration operations in the North Sea and Egypt, as well as additional exploration activities offshore Mauritania, Morocco and Senegal. It is traded on the London Stock Exchange, with a market capitalization of approximately U.K. 1.3 billion pounds Sterling. Dana reported that last year it produced more than 39,000 barrels of oil equivalent per day and had proved and probable reserves of 194 million barrels of oil equivalent at year-end 2008.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may result”, “will result”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the SEC, including the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

HDY-IR

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